Exhibit 99.1

FA EMAIL - CLP Valuation Results

Subject: CNL Lifestyle Properties announces valuation results

Email Distribution Date: 3/6/2014

FOR BROKER-DEALER USE ONLY.

Dear Financial Advisor:

On March 4, 2014, the board of directors of CNL Lifestyle Properties, Inc. (the company) approved the estimated net asset value (NAV) per share of the company’s common stock to be $6.85 as of Dec. 31, 2013.

•	In determining the estimated NAV per share, the board of directors reviewed a variety of sources and analyses and engaged CBRE Capital Advisors, Inc. (CBRE Cap), a third-party independent valuation firm, to provide property level and aggregate valuation analyses of the company and its investments and to assist in determining the estimated NAV. The valuation process used by the company was based on methodology in the IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013.[1]

•	The company announced that its Distribution Reinvestment Plan (DRP) has been amended. As a result, effective March 6, 2014, shares issued under the DRP will reflect a per share price equal to its current estimated NAV, at the time of reinvestment, rather than a discount to NAV. The new DRP price will be effective 15 days after the notice has been mailed to participants.

•	Effective April 1, 2014, the company’s advisor will waive the following advisory fees in an effort to promote further alignment with the company’s shareholders: acquisition fees on equity, performance fees, debt acquisition fees and disposition fees. There will also be a reduction in the asset management fee to 0.90 percent of average invested assets and the company’s advisor will consider further reductions if the company has not materially begun to execute a liquidity event before April 1, 2015.

•	The company also formally engaged Jefferies LLC, a global investment banking and advisory firm to formally undertake a process to evaluate strategic alternatives to provide liquidity to shareholders.

•	The company will mail this letter to shareholders on March 11, 2014, and will hold a webinar about the valuation for its shareholders and financial advisors on March 10, 2014, at 1:00 p.m. ET. REGISTER for the webinar.

•	For your convenience, the company has created a list of frequently asked questions, which includes additional important information.

For more information, please read CNL Lifestyle Properties’ current report on Form 8-K filed March 6, 2014, with the U.S. Securities and Exchange Commission, or contact your CNL Securities Corp. representative at 866-650-0650.

Jeffrey R. Shafer, CFP®, ChFC®

President

CNL Securities Corp.

Member FINRA/SIPC

[1]	There is no assurance that the IPA valuation methodology is acceptable to the SEC, FINRA or under ERISA for compliance with reporting requirements.

FOR BROKER-DEALER USE ONLY. DISSEMINATION TO INVESTORS IS PROHIBITED. Broker-dealers are reminded that communications delivered to any person must be accompanied or preceded by a prospectus in accordance with the Securities Act of 1933, as amended.

This valuation represents the estimated value per share at one snapshot in time and will likely change over the company’s lifecycle. The estimated NAV per share does not necessarily represent the amount an investor could expect to receive if the company were to list its shares or liquidate its assets, now or in the future. The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates which may not be complete. Throughout the valuation process the valuation committee, our advisor, senior members of management and CBRE Cap aligned the valuation methodologies to be consistent with real estate industry standards and best practices.

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “will,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Financial advisors should not place undue reliance on forward-looking statements.

Investing in a non-traded real estate investment trust (REIT) is a higher risk, longer term investment and is not suitable for all investors. An investment in the REIT is subject to significant risks. These risks include limited operating history, reliance on the advisor and its affiliates, payment of substantial fees to the advisor and its affiliates, conflicts of interest, use of leverage, cumulative net losses, limited proceeds raised, limited number of investments, lack of portfolio diversification, no guarantee of distributions, illiquidity, and liquidation at less than the purchase price.

CGP-0314-14436